Exhibit 99.1
AFC Enterprises Releases Mid-Quarter Business Update for Fourth Quarter 2005
Company also updates impact of Hurricane Katrina
ATLANTA, Dec. 8 — AFC Enterprises, Inc. (Nasdaq: AFCE), the franchisor and operator of Popeyes(R) Chicken & Biscuits, released operating performance results for its Popeyes business for fiscal period 11, which began October 3, 2005 and ended October 30, 2005, and fiscal period 12, which began October 31, 2005 and ended November 27, 2005. The Company’s fourth fiscal quarter will end on December 25, 2005.
Period 11 and Period 12 Operating Performance Results for Popeyes
Domestic System-wide Same-Store Sales Growth
Popeyes reported domestic same-store sales growth was up 6.6 percent in period 11 and up 6.7 percent in period 12 of 2005, compared to up 2.3 percent and up 3.8 percent for period 11 and period 12 of 2004. These results represented positive same-store sales growth for the eighteenth and nineteenth consecutive periods. The Company attributes improvement of same-store sales growth in period 11 to the introduction of its New Chicken Deluxe Sandwich and its new menu board panels which rolled out nationally in October. The Company attributes the growth in period 12 to its limited time crawfish offer. The same-store sales growth for the company-owned restaurants was also driven by the increased sales as a result of re-opening restaurants in the New Orleans area. Popeyes anticipates full-year domestic same-store sales growth for 2005 to be at the higher-end of its previous projection of up 2.0-3.0 percent.
Popeyes domestic system-wide average check was up 6.2 percent for period 11 and up 5.5 percent for period 12. Domestic system-wide transactions for period 11 and period 12 were up 0.4 percent and up 1.1 percent, respectively.
Domestic Same-Store Sales Growth

	Period 11	Period 11	Period 12	Period 12
	Ended	Ended	Ended	Ended
	10/31/04	10/30/05	11/28/04	11/27/05

Company	5.0%	18.6%	3.9%	24.2%
Franchised	2.1%	6.3%	3.8%	6.2%
Total Domestic	2.3%	6.6%	3.8%	6.7%
     New Unit Growth
The Popeyes system opened 17 restaurants during period 11 and period 12 of 2005, compared to 16 total system-wide openings during the same periods in 2004. These openings included 12 units domestically and 5 units internationally, which further penetrated Popeyes’ existing markets. On a system-wide basis, Popeyes had 1,802 units at the end of period 12 of 2005. Total unit count was comprised of 1,466 domestic units and 336 units in Puerto Rico, Guam and 25 foreign countries. This total unit count represented 1,771 franchised and 31 company-owned restaurants excluding the restaurants which remained temporarily closed as a result of Hurricane Katrina.
     The Company’s projection for new unit openings for 2005 remains unchanged at 115-125 restaurants.

New Unit Openings

	Period 11	Period 11	Period 12	Period 12
	Ended	Ended	Ended	Ended
	10/31/04	10/30/05	11/28/04	11/27/05

Company	—	—	—	—
Franchised	5	6	3	6
Total Domestic	5	6	3	6
International	3	2	5	3
Total Global	8	8	8	9
Unit Count

	Period 11	Period 11	Period 12	Period 12
	Ended	Ended	Ended	Ended
	10/31/04	10/30/05	11/28/04	11/27/05

Company	58	28	58	31
Franchised	1,410	1,419	1,411	1,435
Total Domestic	1,468	1,447	1,469	1,466
International	347	336	348	336
Total Global	1,815	1,783	1,817	1,802
     Hurricane Katrina Impact Update
As of December 8, 2005, the Popeyes system has 30 restaurants temporarily closed due to the effects of Hurricane Katrina, which includes 26 company- owned restaurants in New Orleans and 4 franchised restaurants. The Company has re-opened 9 company-owned restaurants and expects 1 additional company- owned restaurant to re-open by the end of fiscal year 2005. The Company estimates an additional 8-12 company-owned restaurants to be re-opened in fiscal 2006, subject to available staffing and local governmental approval. The evaluation of additional re-openings will continue well into 2006 as governmental plans for revitalization and re-settlement of New Orleans become clearer. Of the franchised restaurants that currently remain closed, the Company expects 1 restaurant will re-open prior to the end of fiscal 2005 and 3 restaurants will re-open during fiscal 2006.
AFC maintains up to $25 million in insurance coverage for property and casualty, flood and business interruption. These coverages are subject to deductibles that total approximately $1.2 million. The Company believes its insurance is adequate to cover property and casualty losses in excess of the deductibles. In addition, the Company’s business interruption insurance is expected to cover substantial portions of lost restaurant operating profit associated with closed company-owned restaurants. The Company continues to expect that the loss of royalty revenue from closed franchised restaurants will be substantially offset by business interruption insurance and increases in franchise royalty revenue from an increase in sales in markets adjacent to the affected region. The timing and the amount of insurance recoveries are difficult to predict at this time.
2006 Operational Performance Projections
The Company estimates fiscal year 2006 total domestic system-wide same- store sales growth of 2.0-3.0 percent driven by new menu introduction and promotional activity, continued operations improvements, and more effective food focused advertising.
The Company anticipates new unit openings for fiscal year 2006 to be in the range of 125-135 restaurants with domestic new unit openings expected to comprise approximately 60 percent. Popeyes new unit development will continue to focus on penetrating existing markets and continue to focus on expanding in emerging markets such as Las Vegas, Phoenix, Seattle, and Albuquerque. Internationally the brand will continue to focus on developing restaurants in Canada, Mexico and Latin America. For 2006, Popeyes anticipates unit closures to be in the range of 65-75 restaurants as the Company continues to focus efforts on the stabilization in the Korean market. The Company’s unit closure expectation for 2006 does not include company-owned restaurants that may be permanently closed due to Hurricane Katrina. The Company also expects the Popeyes system to re-image approximately 190-210 restaurants during 2006.

Kenneth Keymer, CEO of AFC Enterprises and President of Popeyes Chicken & Biscuits, stated, “We are very pleased with our performance in period 11 and period 12 and how the Popeyes’ system responded to the initiatives implemented in the third quarter. Despite the extraordinary effort of the Popeyes’ team needed to work through the effects of Hurricanes Katrina and Rita, our team remains focused on driving the business as evidenced by our strong same-store sales growth, positive transactions and new restaurant openings. We expect this momentum to continue throughout 2006, further accelerating the growth of the business and maximizing value to our stakeholders.”
Corporate Profile
AFC Enterprises, Inc. is the franchisor and operator of Popeyes(R) Chicken & Biscuits, the world’s second-largest quick-service chicken concept based on number of units. As of November 27, 2005, Popeyes had 1,802 restaurants in the United States, Puerto Rico, Guam and 25 foreign countries. AFC has a primary objective to be the world’s Franchisor of Choice(R) by offering investment opportunities in its Popeyes Chicken & Biscuits brand and providing exceptional franchisee support systems and services. AFC Enterprises can be found on the World Wide Web at www.afce.com.
AFC Contact Information
Alicia Thompson, Vice President, Popeyes Communications
(404) 459-4572
Investor inquires: investor.relations@afce.com
Media inquiries: popeyescommunications@popeyes.co
Forward-Looking Statement: Certain statements in this release, and other written or oral statements made by or on behalf of AFC or its brand are “forward-looking statements” within the meaning of the federal securities laws. Statements regarding future events and developments and our future performance, as well as management’s current expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. These forward-looking statements are subject to a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are: adverse effects on operations from Hurricane Katrina, the Company’s ability to recover related losses from its insurers and the economic impact on consumer spending in markets affected by Katrina, effects of increased gasoline prices, adverse effects of regulatory actions arising in connection with the restatement of our previously issued financial statements, the loss of franchisees and other business partners, failure of our franchisees, the loss of senior management and the inability to attract and retain additional qualified management personnel, a decline in the number of new units to be opened by franchisees, competition from other restaurant concepts and food retailers, the need to continue to improve our internal controls, failure to successfully complete the merger of our AFC corporate function into the Popeyes corporate function, limitations on our business under our 2005 Credit Facility, a decline in our ability to franchise new units, increased costs of our principal food products, labor shortages or increased labor costs, slowed expansion into new markets, changes in consumer preferences and demographic trends, as well as concerns about health or food quality, unexpected and adverse fluctuations in quarterly results, increased government regulation, general economic conditions, supply and delivery shortages or interruptions, currency, economic and political factors that affect our international operations, inadequate protection of our intellectual property and liabilities for environmental contamination and the other risk factors detailed in our 2004 Annual Report on Form 10-K/A and other documents we file with the Securities and Exchange Commission. Therefore, you should not place undue reliance on any forward- looking statements.
The impact of Hurricane Katrina on the Company’s results of operations and financial condition, generally and more specifically on the Company’s New Orleans restaurants remains uncertain. The Company’s ability to reopen restaurants impacted by Hurricane Katrina depends on a number of factors, including but not limited to: the restoration of local and regional infrastructure such as utilities, transportation and other public services; the Company’s ability to obtain services and materials for the repair of its restaurants; the displacement and return of the population in affected locations and the plans of governmental authorities for the rebuilding of affected areas; and the amounts and timing of payments under the Company’s insurance coverage. The Company’s ability to collect its insurance coverage is subject to, among other things, the Company’s insurers not denying coverage of claims, timing matters related to the processing and payment of claims and the solvency of the Company’s insurance carriers. Factors which could limit the Company’s ability to recover total losses from insurance proceeds include: the percentage of losses ultimately attributable to wind versus flood perils, the business interruption recovery period deemed allowable under the term of the Company’s insurance policies and the Company’s ability to limit ongoing costs such as facility rents, taxes, and utilities. Further, there can be no assurance that sales levels at certain franchised restaurants that have remained open in the region will continue at the heightened levels experienced since the storm.
SOURCE AFC Enterprises, Inc.
12/08/2005
CONTACT: Alicia Thompson, Vice President of Popeyes Communications, +1-404-459-4572, or Investors,
investor.relations@afce.com , or Media, popeyescommunications@popeyes.com
Web site: http://www.afce.com
(AFCE)
12/08/2005 17:46 EST http://www.prnewswire.com